                                                                   EXHIBIT 99.03



                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
          (a wholly owned subsidiary of Ambac Financial Group, Inc.)

                  Consolidated Unaudited Financial Statements

                   As of June 30, 1999 and December 31, 1998
               and for the Periods Ended June 30, 1999 and 1998

Ambac Assurance Corporation and Subsidiaries
Notes to Consolidated Unaudited Financial Statements
(Dollars in Thousands)

     (1)  Basis of Presentation


     Ambac Assurance Corporation ("Ambac Assurance") is a leading insurer of municipal and structured finance obligations. Ambac Assurance has earned triple-A ratings, the highest ratings available from Moody's Investors Service, Inc., Standard & Poor's Rating Group, Fitch IBCA, Inc., and Japan Rating and Investment Information, Inc. Financial guarantee insurance underwritten by Ambac Assurance guarantees payment when due of the principal of and interest on the obligation insured. In the case of a monetary default on the insured bond, payments under the insurance policy may not be accelerated by the policyholder without Ambac Assurance's consent. As of June 30, 1999, Ambac Assurance's net insurance in force (principal and interest) was $350,694,000. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc. ("AFGI"), a holding company whose subsidiaries provide financial insurance and financial management services to clients in both the public and private sectors around the world.

     In December 1997, Ambac Assurance acquired Construction Loan Insurance Corporation ("CLIC"). CLIC's wholly owned subsidiary, Connie Lee Insurance Company ("Connie Lee"), a triple-A rated financial insurance company, guaranteed bonds primarily for college and hospital infrastructure projects. Ambac Assurance and Connie Lee have arrangements in place to assure that Connie Lee maintains a level of capital sufficient to support Connie Lee's outstanding obligations and for Connie Lee insured bonds to retain their triple-A rating.

     Ambac Assurance serves clients in international markets through its wholly-owned subsidiary Ambac Assurance UK Limited and through an arrangement with MBIA Insurance Company ("MBIA") to participate in MBIAAMBAC International, an unincorporated joint venture (the "Joint Venture") formed in 1995. The joint venture was formed with the goal of bringing the combined resources of the two companies together to more efficiently serve the international market. Under the joint venture arrangement, financial guarantee policies are issued separately by each of the companies and each company has the opportunity to assume up to 50% of international business written by the other.

     Ambac Assurance, through it's wholly owned subsidiary, Ambac Credit Products ("ACP") enters into structured credit derivative transactions. These structured credit derivatives require ACP to make payments upon the occurrence of certain defined credit events relating to an underlying obligation. Should a credit event occur, ACP would generally be required to purchase the impaired asset or to make a payment equivalent to the difference between the par value and market value of the underlying obligation. The majority of ACP's credit derivatives have been structured so that a level of first loss protection is provided.

Ambac Assurance Corporation and Subsidiaries
Notes to Consolidated Unaudited Financial Statements (Continued)
(Dollars in Thousands)

     Ambac Assurance, as the sole limited partner, owns a limited partnership interest representing 90% of the total partnership interests of Ambac Financial Services, L.P. ("AFSLP"), a limited partnership which provides interest rate swaps primarily to states, municipalities and their authorities. The sole general partner of AFSLP, Ambac Financial Services Holdings, Inc., a wholly owned subsidiary of AFGI, owns a general partnership interest representing 10% of the total partnership interest in AFSLP.

     The accompanying consolidated unaudited interim financial statements have been prepared on the basis of U.S. Generally Accepted Accounting Principles ("GAAP") and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the six months ended June 30, 1999 may not be indicative of the results that may be expected for the full year ending December 31, 1999. These financial statements and notes should be read in conjunction with the financial statements and notes included in the audited consolidated financial statements of Ambac Assurance Corporation and its subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998.

                 Ambac Assurance Corporation and Subsidiaries
                          Consolidated Balance Sheets
                      June 30, 1999 and December 31, 1998
                   (Dollars in Thousands Except Share Data)



                                                                                  June 30, 1999    December 31, 1998
                                                                                 ---------------  -------------------
                                                                                  (unaudited)
                                    ASSETS
                                    ------
Investments:
       Fixed income securities, at fair value
           (amortized cost of $3,345,725 in 1999 and $3,097,289 in 1998)          $3,407,424           $3,310,047
       Short-term investments, at cost (approximates fair value)                      86,879               93,912
                                                                                  ----------           ----------
           Total investments                                                       3,494,303            3,403,959

Cash                                                                                   6,684                4,895
Securities purchased under agreements to resell                                        3,605                5,449
Receivable for securities sold                                                        29,726               12,132
Investment income due and accrued                                                     57,949               54,088
Deferred acquisition costs                                                           130,238              120,619
Reinsurance recoverable                                                                3,668                3,638
Prepaid reinsurance                                                                  202,141              199,920
Other assets                                                                         128,291              212,475
                                                                                  ----------           ----------
           Total assets                                                           $4,056,605           $4,017,175
                                                                                  ==========           ==========

                     LIABILITIES AND STOCKHOLDER'S EQUITY
                     ------------------------------------
Liabilities:
       Unearned premiums                                                          $1,348,980           $1,303,203
       Losses and loss adjustment expenses                                           120,483              115,794
       Ceded reinsurance balances payable                                              5,879                6,576
       Deferred income taxes                                                          98,245              144,565
       Current income taxes                                                           19,675               19,984
       Other liabilities                                                             138,955              226,950
       Payable for securities purchased                                               29,439               33,758
                                                                                  ----------           ----------
           Total liabilities                                                       1,761,656            1,850,830
                                                                                  ----------           ----------

Stockholder's equity:
       Preferred stock, par value $1,000 per share; authorized
           shares - 285,000; issued and outstanding shares - none                          -                    -
       Common stock, par value $2.50 per share; authorized shares
           - 40,000,000; issued and outstanding shares - 32,800,000
           at June 30, 1999 and December 31, 1998                                     82,000               82,000
       Additional paid-in capital                                                    643,565              541,021
       Accumulated other comprehensive income                                         39,406              138,651
       Retained earnings                                                           1,529,978            1,404,673
                                                                                  ----------           ----------
           Total stockholder's equity                                              2,294,949            2,166,345
                                                                                  ----------           ----------
                                                                                  $4,056,605           $4,017,175
                                                                                  ==========           ==========

See accompanying Notes to Consolidated Unaudited Financial Statements.

                 Ambac Assurance Corporation and Subsidiaries
                     Consolidated Statements of Operations
                                  (Unaudited)
                 For The Periods Ended June 30, 1999 and 1998
                            (Dollars in Thousands)



                                                              Three Months Ended                        Six Months Ended
                                                                   June 30,                                 June 30,
                                                         ----------------------------            -----------------------------
                                                           1999                 1998               1999                 1998
                                                         -------              -------            --------             --------
Revenues:

    Gross premiums written                             $ 100,009             $ 88,975            $191,050             $168,596
    Ceded premiums written                               (16,458)             (10,048)            (21,544)             (36,135)
                                                         -------              -------            --------             --------
          Net premiums written                            83,551               78,927             169,506              132,461

    Increase unearned premiums, net                      (18,873)             (25,038)            (43,799)             (24,742)
                                                         -------              -------            --------             --------
          Net premiums earned                             64,678               53,889             125,707              107,719

    Net investment income                                 51,371               45,939             100,958               91,075
    Net realized losses                                   (5,569)              (6,943)             (5,480)              (6,793)
    Other income                                           5,198                5,337              10,946               12,660
                                                         -------              -------            --------             --------
         Total revenues                                  115,678               98,222             232,131              204,661
                                                         -------              -------            --------             --------

Expenses:

    Losses and loss adjustment expenses                    2,500                1,423               5,000                3,000
    Underwriting and operating expenses                   13,606               12,624              27,234               26,172
    Interest expense                                         733                  661               1,457                1,422
                                                         -------              -------            --------             --------
         Total expenses                                   16,839               14,708              33,691               30,594
                                                         -------              -------            --------             --------

    Income before income taxes                            98,839               83,514             198,440              174,067

    Provision for income taxes                            23,101               18,087              47,135               39,916
                                                         -------              -------            --------             --------

    Net income                                         $  75,738             $ 65,427            $151,305             $134,151
                                                         =======              =======            ========             ========

See accompanying Notes to Consolidated Unaudited Financial Statements

                 Ambac Assurance Corporation and Subsidiaries
                Consolidated Statements of Stockholder's Equity
                                  (Unaudited)
                 For The Periods Ended June 30, 1999 and 1998
                            (Dollars in Thousands)

                                                                           1999                            1998
                                                                  -----------------------         ------------------------
Retained Earnings:
       Balance at January 1                                        $1,404,673                      $1,179,322
       Net income                                                     151,305     $151,305            134,151     $ 134,151
                                                                                  --------                        ---------
       Dividends declared - common stock                              (26,000)                        (24,000)
                                                                   ----------                      ----------
       Balance at June 30                                          $1,529,978                      $1,289,473
                                                                   ----------                      ----------

Accumulated Other Comprehensive Income:
       Balance at January 1                                        $  138,651                      $ 118,119
       Unrealized (losses) gains on securities, ($151,059)
         and $9,529, pre-tax, in 1999 and 1998, respectively /(1)/                 (98,188)                       $   6,194
       Foreign currency (loss) gain                                                 (1,057)                             173
                                                                                  --------                        ---------
       Other comprehensive (loss) income                              (99,245)     (99,245)             6,367         6,367
                                                                   -----------------------         ------------------------
       Comprehensive income                                                        $52,060                        $ 140,518
                                                                                   =======                        =========
       Balance at June 30                                          $   39,406                      $  124,486
                                                                   ----------                      ----------

Preferred Stock:
       Balance at January 1 and June 30                            $        -                      $        -
                                                                   ----------                      ----------

Common Stock:
       Balance at January 1 and June 30                            $   82,000                      $   82,000
                                                                   ----------                      ----------

Additional Paid-in Capital:
       Balance at January 1                                        $  541,021                      $  521,153
       Capital contribution                                           101,479                               -
       Exercise of stock options                                        1,065                           4,784
                                                                   ----------                      ----------
       Balance at June 30                                          $  643,565                      $  525,937
                                                                   ----------                      ----------


Total Stockholder's Equity at June 30                              $2,294,949                      $2,021,896
                                                                   ==========                      ==========

(1) Disclosure of reclassification amount:
Unrealized holding (losses) gains arising during period             ($101,750)                     $    6,626
Less: reclassification adjustment for net (losses)
    gains included in net income                                       (3,562)                            432
                                                                   ----------                      ----------
Net unrealized (losses) gains on securities                          ($98,188)                     $    6,194
                                                                   ==========                      ==========

See accompanying Notes to Consolidated Unaudited Financial Statements.

                 Ambac Assurance Corporation and Subsidiaries
                     Consolidated Statements of Cash Flows
                                  (Unaudited)
                 For The Periods Ended June 30, 1999 and 1998
                            (Dollars in Thousands)


                                                                                  Six Months Ended
                                                                                      June 30,
                                                                          ----------------------------------
                                                                                1999               1998
                                                                          ---------------     --------------
Cash flows from operating activities:
     Net income                                                                $ 151,305          $ 134,151
     Adjustments to reconcile net income to net cash
            provided by operating activities:
     Depreciation and amortization                                                 1,100                792
     Amortization of bond premium and discount                                    (2,479)              (351)
     Current income taxes                                                           (309)            (6,634)
     Deferred income taxes                                                         6,551              2,096
     Deferred acquisition costs                                                   (9,619)            (4,977)
     Unearned premiums, net                                                       43,556             24,789
     Losses and loss adjustment expenses                                           4,659              9,306
     Ceded reinsurance balances payable                                             (697)            (1,380)
     Losses on sales of investments                                                5,480              6,793
     Net unrealized portfolio gain                                                (5,137)           (22,595)
     Other, net                                                                    5,047             15,066
                                                                          --------------      -------------
            Net cash provided by operating activities                            199,457            157,056
                                                                          --------------      -------------

Cash flows from investing activities:
     Proceeds from sales of bonds                                                742,060            471,056
     Proceeds from maturities of bonds                                            79,961             47,080
     Purchases of bonds                                                         (995,702)          (590,082)
     Change in short-term investments                                              7,033            (41,867)
     Securities purchased under agreements to resell                               1,844              2,484
     Other, net                                                                     (864)            (7,838)
                                                                          --------------      -------------
            Net cash used in investing activities                               (165,668)          (119,167)
                                                                          --------------      -------------

Cash flows from financing activities:
     Dividends paid                                                              (26,000)           (24,000)
     Short-term financing                                                         (6,000)                 -
                                                                          --------------      -------------
            Net cash used in financing activities                                (32,000)           (24,000)
                                                                          --------------      -------------

            Net cash flow                                                          1,789             13,889
Cash at January 1                                                                  4,895              8,004
                                                                          --------------      -------------
Cash at June 30                                                                $   6,684          $  21,893
                                                                          ==============      =============

Supplemental disclosure of cash flow information:
     Cash paid during the period for:
            Income taxes                                                       $  37,000          $  39,700
                                                                          ==============      =============

Supplemental disclosure of non-cash financing activities:
     The Company received a capital contribution from its parent company in April, 1999, in the form of fixed income securities amounting to $101,479.

See accompanying Notes to Consolidated Unaudited Financial Statements.